Exhibit 17.1

Richard L. Friedman Charles Square 20 University Road Cambridge, MA 02138 617 864-2800 FAX 617 864-5990

March 7, 2011 Ms. Polly Grunfeld Sack, Esq. General Counsel GateHouse Media, Inc. 350 WillowBrook Office Park Fairport, NY 14450	Sent via FedEx

Dear Polly,

I have greatly enjoyed my service on the GateHouse Board over the years and have great respect for the job the company has done in the most trying of times.

Unfortunately, for personal reasons, I find it necessary for me to resign from the Board effective immediately.

Thank you for your understanding and best wishes.

Very truly yours,

Richard L. Friedman

cc.	Mike Reed, CEO

Wesley Edens, Chairman